SECURITIES AND EXCHANGE COMMISSION
                        Washington D.C.  20549

                             SCHEDULE 13G


              Under the Securities Exchange Act of 1934


                            SPECTRX, INC.
                           (Name of Issuer)


                    Common Stock, $0.001 Par Value
                    (Title of Class of Securities)


                              847635109
                            (CUSIP Number)




       Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

       [    ] Rule 13d-1(b)

       [    ] Rule 13d-1(c)

       [ X ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AS A TRUSTEE
       I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,578,737 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,578,737 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,578,737

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       14.05%

12     Type of Reporting Person
       IN

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       L. M. WAGNER AS A TRUSTEE                        I.D. #
###-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  392,132 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               392,132 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       392,132

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       3.49%

12     Type of Reporting Person
       IN

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES U/A/T
       DATED 12/30/76 FOR THE CHILDREN OF JULIET LEA HILLMAN
       SIMONDS I.D. #25-6193084

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares                        98,033
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With                  98,033

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       98,033

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .87%

12     Type of Reporting Person
       OO

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES U/A/T
       DATED 12/30/76 FOR THE CHILDREN OF AUDREY  HILLMAN
       FISHER  I.D. #25-6193085

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares                        98,033
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With                  98,033

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       98,033

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .87%

12     Type of Reporting Person
       OO

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES U/A/T
       DATED 12/30/76 FOR THE CHILDREN OF HENRY LEA HILLMAN,
       JR.     I.D. #25-6193086

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares                        98,033
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With                  98,033

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       98,033

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .87%

12     Type of Reporting Person
       OO

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES U/A/T
       DATED 12/30/76 FOR THE CHILDREN OF WILLIAM TALBOTT
       HILLMAN I.D. #25-6193087

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares                        98,033
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With                  98,033

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       98,033

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .87%

12     Type of Reporting Person
       OO

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HENRY L. HILLMAN AS A TRUSTEE
       I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,186,605 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,186,605 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,186,605

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       10.56%

12     Type of Reporting Person
       IN

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       ELSIE HILLIARD HILLMAN AS A TRUSTEE
       I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,186,605 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,186,605 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,186,605

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       10.56%

12     Type of Reporting Person
       IN

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       CHARLES G. HADLEY
I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  599,962 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               599,962 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       599,962

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       5.33%

12     Type of Reporting Person
       IN

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HAL S. BRODERSON
I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  599,962 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               599,962 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       599,962

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       5.33%

12     Type of Reporting Person
       IN

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       RONALD J. BRENNER
  I.D.# ###-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.

Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  599,962 (See Item (4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               599,962 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       599,962

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       5.33%

12     Type of Reporting Person
       IN

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
       C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
       TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Pennsylvania


Number of      5      Sole Voting Power
Shares                 494,101
Beneficially
Owned by       6      Shared Voting Power
Each                  692,504 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With           494,101

        8      Shared Dispositive Power
               692,504 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,186,605

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       10.56%

12     Type of Reporting Person
       OO

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       THE HILLMAN COMPANY           I.D.# 25-1011286

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Pennsylvania


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  692,504 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               692,504 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       692,504

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       6.16%

12     Type of Reporting Person
       CO

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       WILMINGTON INVESTMENTS, INC.          I.D.# 51-0034468

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  692,504 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               692,504 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       692,504

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       6.16%

12     Type of Reporting Person
       CO

CUSIP NO. 847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       WILMINGTON EQUITIES, INC.             I.D.# 51-0411204

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  692,504 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               692,504 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       692,504

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       6.16%

12     Type of Reporting Person
       CO

CUSIP NO.  847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       WILMINGTON SECURITIES, INC.                  I.D.# 51-0114700

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  692,504 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               692,504 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       692,504

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       6.16%

12     Type of Reporting Person
       CO

CUSIP NO.  847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       WILMINGTON INTERSTATE CORPORATION     I.D.# 51-0313966

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares                        82,637
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With                  82,637

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       82,637

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .74%

12     Type of Reporting Person
       CO

CUSIP NO.  847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HILLMAN/DOVER LIMITED PARTNERSHIP  I.D.# 51-0286294

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares                        9,905
Beneficially
Owned by       6      Shared Voting Power
Each                  599,962 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With                  9,905

        8      Shared Dispositive Power
               599,962 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       609,867

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       5.43%

12     Type of Reporting Person
       PN

CUSIP NO.  847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       CASHON BIOMEDICAL ASSOCIATES L.P.         I.D.# 23-2555178

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  599,962 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               599,962 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       599,962

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       5.334%

12     Type of Reporting Person
       PN

CUSIP NO.  847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HILLMAN MEDICAL VENTURES 1995 L.P.     I.D.# 51-0364601

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares                 101,860
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With           101,860

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       101,860

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .91%

12     Type of Reporting Person
       PN

CUSIP NO.  847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HILLMAN MEDICAL VENTURES 1996 L.P.     I.D.# 51-0372016

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares                 423,102
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With           423,102

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       423,102

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       3.76%

12     Type of Reporting Person
       PN

CUSIP NO.  847635109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HILLMAN MEDICAL VENTURES 1997 L.P.     I.D.# 52-2028335

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares                 75,000
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With           75,000

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       75,000

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .67%

12     Type of Reporting Person
       PN

Item 1(a)  Name of Issuer

           Spectrx, Inc.

Item 1(b)  Address of Issuer's Principal Executive Office:

           6025A Unity Drive
           Norcross, GA  30071

Item 2(a)  Name of Person Filing:

           (i)      Hillman Medical Ventures 1995 L.P., a Delaware
Limited Partnership
                     whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates, L.P.

           (ii)     Hillman Medical Ventures 1996 L.P., a Delaware
Limited Partnership
                     whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates, L.P.

           (iii) Hillman Medical Ventures 1997 L.P., a Delaware Limited Partnership
                     whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates, L.P.

           (iv) Hillman/Dover Limited Partnership, a Delaware limited partnership whose general partner is
Wilmington Securities, Inc.

           (v) Cashon Biomedical Associates, L.P., a Delaware limited partnership whose general partners are Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner.

           (vi)      Wilmington Interstate Corporation, a
wholly-owned subsidiary of
                       Wilmington Securities, Inc.

           (vii) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington
                      Equities, Inc.

           (viii) Wilmington Equities, Inc., a wholly-owned subsidiary of Wilmington
                      Investments, Inc.

           (ix) Wilmington Investments, Inc., a wholly-owned subsidiary of The
                      Hillman Company.

           (x) The Hillman Company, a corporation controlled by the HLH Trust.

           (xi)      Henry L. Hillman, Elsie Hilliard Hillman and C.
G. Grefenstette,
                      Trustees of the Henry L. Hillman Trust U/A dated November 18,
                      1985 (the "HLH Trust").

           (xii)    C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated 12/30/76
                      for the Children of Juliet Lea Hillman Simonds (the "1976 JLHS Trust).

           (xiii)   C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated 12/30/76
                      for the Children of Audrey Hillman Fisher (the "1976 AHF Trust).

           (xiv)   C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated 12/30/76
                      for the Children of Henry Lea Hillman, Jr.
(the "1976 HLHJR. Trust).

           (xv)    C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated 12/30/76
                      for the Children of William Talbott Hillman
(the "1976 WTH Trust).

           (xvi)   Ronald J. Brenner

           (xvii)  Hal S. Broderson

           (xviii) Charles G. Hadley

           (xix)   Elsie Hilliard Hillman

           (xx)    Henry L. Hillman

           (xxi)   L. M. Wagner

           (xxii)  C. G. Grefenstette

Item 2(b)  Address of the Principal Business Office:

           Hillman Medical Ventures 1995 L.P., Hillman Medical Ventures 1996 L.P., Hillman Medical Ventures 1997 L.P., Hillman/Dover Limited Partnership, Wilmington Interstate
Corporation
           Wilmington Securities, Inc, Wilmington Equities, Inc. and Wilmington Investments, Inc.
           824 Market Street, Suite 900
           Wilmington, Delaware 19801


           The Hillman Company, the 1976 JLHS Trust, the 1976 AHF
Trust,
           the 1976 HLHJR. Trust, the 1976 WTH Trust and the HLH Trust 1900 Grant Building
           Pittsburgh, Pennsylvania 15219

           Cashon Biomedical Associates L.P., Charles G. Hadley, Hal
S. Broderson
           and Ronald J.Brenner
           One Tower Bridge, Suite 1350
           100 Front Street
           West Conshohocken, Pennsylvania 19428

           Elsie Hilliard Hillman, Henry L. Hillman, L. M. Wagner and C. G. Grefenstette
           2000 Grant Building
           Pittsburgh, Pennsylvania 15219

Item 2(c)  Citizenship:

           Hillman Medical Ventures 1995 L.P., Hillman Medical Ventures 1996 L.P., Hillman Medical Ventures 1997 L.P., Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. are Delaware limited partnerships.

           Wilmington Interstate Corporation, Wilmington Securities,
Inc.,
           Wilmington Equities, Inc. and Wilmington Investments,
Inc. are
            Delaware corporations.

           The Hillman Company is a Pennsylvania corporation.

           The 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLHJR.
Trust,
            the 1976 WTH Trust and the HLH Trust are Pennsylvania trusts.

           C. G. Grefenstette, L. M. Wagner, Henry L. Hillman, Elsie Hilliard Hillman,
           Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner are U.S. citizens.

Item 2(d)  Title of Class of Securities:

           Common Stock, $.001 Par Value

Item 2(e)  CUSIP Number

           847635109

Item 3     Not Applicable

Item 4     Ownership:

           (a)   Amount Beneficially Owned:

            101,860 shares of Common Stock are owned of record and beneficially by Hillman Medical Ventures 1995 L.P, a
Delaware
            limited partnership ("HMV 95").  Hillman/Dover Limited
Partnership
            and Cashon Biomedical Associates L.P. are general partners of HMV 95.
            Wilmington Securities, Inc. is the sole general partner of Hillman/Dover
            Limited Partnership. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc. Wilmington
Equities, Inc. is
            a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington
            Investments, Inc. is a wholly-owned subsidiary of The
Hillman Company,
            which is controlled by the HLH Trust. Charles G. Hadley, Hal S. Broderson
            and Ronald J. Brenner are general partners of Cashon Biomedical Associates
            L.P.

                  423,102 shares of Common Stock are owned of record and
                  beneficially by Hillman Medical Ventures 1996 L.P, a Delaware
                  limited partnership ("HMV 96"). Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. are general partners of HMV 96.
                  Wilmington Securities, Inc. is the sole general partner of Hillman/Dover
                  Limited Partnership. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc. Wilmington Equities, Inc. is
                  a wholly-owned subsidiary of Wilmington
Investments, Inc.  Wilmington
                  Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust. Charles G. Hadley, Hal S. Broderson
                  and Ronald J. Brenner are general partners of Cashon Biomedical Associates
                  L.P.

                  75,000 shares of Common Stock are owned of record and beneficially by Hillman Medical Ventures 1997 L.P, a Delaware
                  limited partnership ("HMV 97"). Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. are general partners of HMV 97.
                  Wilmington Securities, Inc. is the sole general partner of Hillman/Dover
                  Limited Partnership.  Wilmington Securities, Inc.
is a wholly-owned
                  subsidiary of Wilmington Equities, Inc. Wilmington Equities, Inc. is
                  a wholly-owned subsidiary of Wilmington
Investments, Inc.  Wilmington
                  Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust. Charles G. Hadley, Hal S. Broderson
                  and Ronald J. Brenner are general partners of Cashon Biomedical Associates
                  L.P.

                  9,905 shares of Common Stock are owned of record and beneficially by Hillman/Dover Limited Partnership. Wilmington Securities, Inc. is the sole general partner of Hillman/Dover
                  Limited Partnership. Wilmington Securities, Inc.
is a wholly-owned
                  subsidiary of Wilmington Equities, Inc. Wilmington Equities, Inc. is
                  a wholly-owned subsidiary of Wilmington
Investments, Inc.  Wilmington
                  Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

                  82,637 shares of Common Stock are owned of record and beneficially by Wilmngton Interstate Corporation.
Wilmington
                  Interstate Corporation is a wholly-owned subsidiary of Wilmington
                  Securities, Inc. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc. Wilmington Equities, Inc. is
                  a wholly-owned subsidiary of Wilmington
Investments, Inc.  Wilmington
                  Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

                  494,101 shares of Common Stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C.
G. Grefenstette,
                  Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, a Pennsylvania revocable trust.  C. G.
Grefenstette shares power to
                  vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the
                  HLH Trust and Hillman/Dover Limited Partnership. Henry L. Hillman
                  shares power to vote or to direct the vote and shares power to dispose or direct the disposition of the shares of stock owned by the HLH
                  Trust and Hillman/Dover Limited Partnership.
Elsie Hilliard Hillman
                  shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the HLH
                  Trust and Hillman/Dover Limited Partnership.

                  98,033 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated
                  December 30, 1976 for the Children of Juliet Lea
Hillman Simonds
                  (together with the three trusts of even date named below, the "1976 Trusts"), a Pennsylvania irrevocable trust.  C. G.
Grefenstette shares power to vote or to
                  direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and Hillman/Dover
                  Limited Partnership.

                  98,033 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated
                  December 30, 1976 for the Children of Audrey
Hillman Fisher
                  (together with the three trusts of even date named, the "1976 Trusts"), a Pennsylvania irrevocable trust.  C. G.
Grefenstette shares power to vote or to
                  direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and Hillman/Dover
                  Limited Partnership.

                  98,033 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated
                  December 30, 1976 for the Children of Henry Lea
Hillman, Jr.
                  (together with the three trusts of even date named, the "1976 Trusts"), a Pennsylvania irrevocable trust.  C. G.
Grefenstette shares power to vote or to
                  direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and Hillman/Dover
                  Limited Partnership.

                  98,033 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and L. M. Wagner, Trustees
U/A/T dated
                  December 30, 1976 for the Children of William
Talbott Hillman
                  (together with the three trusts of even date named, the "1976 Trusts"), a Pennsylvania irrevocable trust.  C. G.
Grefenstette shares power to vote or to
                  direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and Hillman/Dover
                  Limited Partnership.

      (b)   Percent of Class

            14.09%

      (c)   Number of Shares as to which such person has:

            (i)   sole power to vote or direct the vote




            (ii)  shared power to vote or to direct the vote


                              1,578,737

                            (See Item (4)(a))

            (iii)       sole power to dispose or to direct the
                        disposition of




            (iv) shared power to dispose or to direct the disposition of


                             1,578,737

                           (See Item (4)(a))

Item 5      Ownership of Five Percent or Less of a Class:

      Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another
            Person:

      Not Applicable

Item 7      Identification and Classification of the Subsidiary
            Which Acquired
                the Security Being Reported on by the Parent Holding
Company:

      Not Applicable


Item 8      Identification and Classification of Members of the Group:

      Not Applicable

Item 9      Notice of Dissolution of Group:

      Not Applicable

Item 10     Certification:

      By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                      (Intentionally Left Blank)

                              SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              HILLMAN MEDICAL VENTURES 1995 L.P.

                              By Hillman/Dover Limited Partnership,
                              a General Partner
                              By Wilmington Securities, Inc., the sole
                              General Partner


                              By __/s/ Andrew H.
McQuarrie__________________
                                    Andrew H. McQuarrie, President

                              By Cashon Biomedical Associates L.P.,
                              a General Partner


                              By _/s/ Charles G.
Hadley______________________
                                    Charles G. Hadley, General Partner


                              By __/s/ Hal S.
      Broderson______________________
                                    Hal S. Broderson, General Partner


                              By _/s/ Ronald J.
      Brenner_______________________
                                    Ronald J. Brenner, General Partner


                              HILLMAN MEDICAL VENTURES 1996 L.P.

                              By Hillman/Dover Limited Partnership,
                              a General Partner
                              By Wilmington Securities, Inc., the sole
                              General Partner


                              By __/s/ Andrew H.
McQuarrie__________________
                                    Andrew H. McQuarrie,  President

                              By Cashon Biomedical Associates L.P.,
                              a General Partner


                              By __/s/ Charles G.
Hadley____________________
                                    Charles G. Hadley, General Partner


                              By __/s/ Hal S.
      Broderson_____________________
                                    Hal S. Broderson, General Partner


                              By __/s/ Ronald J.
      Brenner_____________________
                                    Ronald J. Brenner, General Partner


                              HILLMAN MEDICAL VENTURES 1997 L.P.

                              By Hillman/Dover Limited Partnership,
                              a General Partner
                              By Wilmington Securities, Inc., the sole
                              General Partner


                              By __/s/ Andrew H.
McQuarrie__________________
                                    Andrew H. McQuarrie,  President

                              By Cashon Biomedical Associates L.P.,
                              a General Partner


                              By __/s/ Charles G.
Hadley_____________________
                                    Charles G. Hadley, General Partner


                              By __/s/ Hal S.
      Broderson______________________
                                    Hal S. Broderson, General Partner


                              By __/s/ Ronald J.
      Brenner______________________
                                    Ronald J. Brenner, General Partner



                              HILLMAN/DOVER LIMITED PARTNERSHIP
                              By Wilmington Securities, Inc.,
                              the sole General Partner


                              By __/s/ Andrew H.
      McQuarrie______________
                                    Andrew H. McQuarrie,  President


                              CASHON BIOMEDICAL ASSOCIATES L.P.


                              By __/s/ Charles G.
Hadley__________________
                                    Charles G. Hadley, General Partner


                              By __/s/ Hal S. Broderson
      __________________
                                    Hal S. Broderson, General Partner


                              By __/s/ Ronald J.
      Brenner__________________
                                    Ronald J. Brenner, General Partner


                              WILMINGTON INTERSTATE CORPORATION


                              By __/s/ Andrew H.
      McQuarrie_______________
                                    Andrew H. McQuarrie,  President


                              WILMINGTON SECURITIES, INC.


                              By _/s/ Andrew H. McQuarrie
      ______________
                                    Andrew H. McQuarrie,  President


                              WILMINGTON EQUITIES, INC.


                              By __/s/ Andrew H. McQuarrie________
      ______
                                    Andrew H. McQuarrie,  President

                              WILMINGTON INVESTMENTS, INC.


                              By __/s/ Andrew H.
      McQuarrie___________________
                                    Andrew H. McQuarrie, Vice President


                              THE HILLMAN COMPANY


                              By __/s/ L. M. Wagner
      ___________________________
                                    Lawrence M. Wagner, President

                              HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN
                              & C. G. GREFENSTETTE, TRUSTEES OF THE
                              HENRY L. HILLMAN TRUST U/A DATED
                              NOVEMBER 18, 1985


                              __/s/ C. G.
      Grefenstette__________________________
                                    C. G. Grefenstette, Trustee

                              C. G. GREFENSTETTE AND L. M. WAGNER,
TRUSTEES
                              U/A/T DATED DECEMBER 30, 1976 FOR THE
CHILDREN
                              OF JULIET LEA HILLMAN SIMONDS

                                 /s/ C. G. Grefenstette

                              C. G. Grefenstette, Trustee

                                 /s/ L. M. Wagner

                              L. M. Wagner, Trustee


                              C. G. GREFENSTETTE AND L. M. WAGNER,
TRUSTEES
                              U/A/T DATED DECEMBER 30, 1976 FOR THE
CHILDREN
                              OF AUDREY HILLMAN FISHER

                                 /s/ C. G. Grefenstette

                              C. G. Grefenstette, Trustee

                                /s/ L. M. Wagner

                              L. M. Wagner, Trustee


                              C. G. GREFENSTETTE AND L. M. WAGNER,
TRUSTEES
                              U/A/T DATED DECEMBER 30, 1976 FOR THE
CHILDREN
                              OF HENRY LEA HILLMAN, JR.

                                  /s/ C. G. Grefenstette

                              C. G. Grefenstette, Trustee

                                  /s/ L. M. Wagner

                              L. M. Wagner, Trustee

                              C. G. GREFENSTETTE AND L. M. WAGNER,
TRUSTEES
                              U/A/T DATED DECEMBER 30, 1976 FOR THE
CHILDREN
                              OF WILLIAM TALBOTT HILLMAN

                                 /s/ C. G. Grefenstette

                              C. G. Grefenstette, Trustee

                                  /s/ L. M. Wagner

                              L. M. Wagner, Trustee


                              _/s/ C. G.
      Grefenstette__________________________
                              C. G. Grefenstette


                              _/s/ L. M.
Wagner_____________________________
                              L. M. Wagner


                              _/s/ Henry L.
      Hillman__________________________
                              Henry L. Hillman


                              _/s/ Elsie Hilliard
Hillman______________________
                              Elsie Hilliard Hillman


                              _/s/ Charles G.
      Hadley_________________________
                              Charles G. Hadley


                              _/s/ Hal S.
      Broderson__________________________
                              Hal S. Broderson



                              _/s/ Ronald J.
      Brenner_________________________
                              Ronald J. Brenner



    February 13, 2003
      Date